Filed Pursuant to Rule 424(b)(3)
SEC File #333-271356

1st FRANKLIN FINANCIAL CORPORATION

VARIABLE RATE
SUBORDINATED DEBENTURES

PERIODS OF MAY 25, 2023 THRU MAY 31, 2023
AND
JUNE 1, 2023 THRU JUNE 7, 2023

Period of May 25, 2023 Thru May 31, 2023
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	1.77	1.75	1 Month	$500.00
	1.77	1.75	3 Months	$500.00
	4.34	4.25	6 Months	$500.00
	4.86	4.75	1 Year	$500.00
	4.08	4.00	2 Years	$500.00
	4.08	4.00	4 Years	$500.00

Period of June 1, 2023 Thru June 7, 2023
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	1.77	1.75	1 Month	$500.00
	1.77	1.75	3 Months	$500.00
	4.34	4.25	6 Months	$500.00
	4.86	4.75	1 Year	$500.00
	4.08	4.00	2 Years	$500.00
	4.08	4.00	4 Years	$500.00

(a)	Compounded daily based on 365/366 year.
(b)	Interest is earned daily, and will be paid promptly upon a holder’s request, otherwise principal and interest are payable at maturity.
(c)

At the end of this period, the interest rate will be adjusted.  Debentures mature four years from their date of issue, subject to earlier redemption as provided for therein.  Redemption at any other time is at the discretion of the Company and is subject to an interest penalty.  Absent redemption by the holder at maturity, the term of the Debenture will be extended for one four-year period, subject to the same redemption rights.

This is not an offer to sell, or the solicitation of an offer to purchase these securities.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

1st Franklin Financial Corporation (“1FFC”) is not a bank.  All investments offered by 1FFC are not bank deposits or obligations, are not insured by the FDIC or any other Federal or State governmental agency and are not guaranteed by a depository institution.  All investment products are subject to loss.  Please see the Terms & Conditions of your Investment with us and our periodic filings with the Securities and Exchange Commission for further information.

Prospectus Supplement Dated May 25, 2023